Vote-By-Phone Solicitation Script for
  Putnam Master Intermediate Income Trust

  This script provides information to the shareholder and solicits their vote by phone, to be confirmed by written confirmation.

  Good Morning/ Afternoon/ Evening. May I please speak with (name of shareholder)?
  I am representing Putnam Investments in Boston. I am calling in connection with the upcoming shareholder meeting for Putnam Master Intermediate Income Trust for which you recently received a proxy statement requesting your vote.

  To verify that I am speaking with the shareholder of record, may I confirm that you are (name of shareholder of record) and that your address of record is (address of record)?

  (If the person is unwilling to confirm this information, thank them for their time and terminate the call.)

  We noted that we have not yet received your proxy card. Do you have any questions regarding the proposals being presentedto shareholders at the meeting that I can clarify for you?

  (If there are questions regarding the proposal, please refer to the proxy statement.)

  Would you like to vote by phone?

  (If not, ask the shareholder if they would like another proxy card, thank them for their time and terminate the call. If so, proceed as follows:)

  Page 33 of the statement that you received describes our procedures for voting your shares by telephone.

  I will now paraphrase the proxy card so that you can provide us with your voting instructions. The proxy card generally states the following:

  By authorizing your shares to be voted at the meeting you are approving George Putnam, Hans H. Estin, and Robert E. Patterson, and each of them separately, proxies, with power of substitution, and are authorizing them to represent and vote your shares, at the meeting of shareholders of Putnam Master Intermediate Income Trust, on July 11, 1996, at 2:00 p.m., Boston time, and at any adjournments thereof. When properly authorized, this proxy will be voted in the manner directed by you. The proxies are authorized to vote upon such other matters as may properly come before the meeting in their discretion.

  The proxy card requests your vote on the following proposals.

  Proposal 1

   Elect the following Trustees: J.A. Baxter, H.H. Estin, J.A. Hill, E.T. Kennan, L.J. Lasser, R.E. Patterson, D.S. Perkins, W.F. Pounds,
   G. Putnam, G. Putnam, III, E. Shapiro, A.J.C. Smith, W.N. Thorndike.

   The Trustees are recommending that you vote for all of the nominees.

   How would you like to vote on this proposal?
   Would you like to vote for all nominees, against all nominees, or would you like to abstain from voting for any or all nominees? Would you like to withhold authority to vote for one or more of the nominees?

  Proposal 2

   Ratify the selection of Coopers & Lybrand L.L.P. as independent auditors of your fund.

   The Trustees are recommending that you vote for all of the nominees.

   How would you like to vote on this proposal?
   Would you like to vote for the proposal, against the proposal, or would you like to abstain from voting on this proposal?

  Proposal 3

   Convert your fund from closed-end statusto open-end status and authorizing certain related amendments to the Agreement and Declaration of Trust.

   The Trustees are recommending that you vote against this proposal.

   How would you like to vote on this proposal?
   Would you like to vote for the proposal, against the proposal, or would you like to abstain from voting on this proposal?

Thank you.

  I will now repeat your instructions:

   You voted:       (For, Against, Abstained from) (list all proposals)

   Is this correct?

  Thank you. We will be sending you a written confirmation of your vote. Please call us if the information on the confirmation is incorrect.

VOTE BY PHONE CONFIRMATION LETTER
  (WRITTEN)

  VOTE CONFIRMATION

  (Shareholder name & address of record)

  Putnam Master Intermediate Income Trust
  Meeting of Shareholders July 11, 1996
  Account:
  Shares:

  Votes Received: (list proposal as on proxy card)

  (FOR) (AGAINST) (ABSTAIN)

  Dear Shareholder:

  In connection with the above-referenced Meeting of Shareholders, this notice will confirm that your shares have been voted as indicated in accordance with your telephone instructions. If any of the information is incorrect, please call 1-800-735-3428 immediately, and in any event no later than 5:00 P.M. Eastern Daylight Time, on July 10, 1996.

  Thank you for your cooperation.

  Very truly yours,
  (Solicitation Agent)